Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 relating to the Chesapeake Utilities Corporation 2023 Stock and Incentive Compensation Plan of our report dated February 22, 2023, relating to the consolidated financial statements, the effectiveness of Chesapeake Utilities Corporation’s internal control over financial reporting, and financial statement schedule of Chesapeake Utilities Corporation appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP
Lancaster, Pennsylvania
May 3, 2023